Exhibit 99.1

LIFECELL



NEWS RELEASE                                    FOR IMMEDIATE RELEASE


For Further Information Contact:
Steven T. Sobieski                              Kevin McGrath
Chief Financial Officer                         Cameron Associates
(908) 947-1106                                  (212) 245-8800
ssobieski@lifecell.com                          kevin@cameronassoc.com
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            LIFECELL REPORTS PRELIMINARY FOURTH QUARTER 2003 RESULTS

                       AND PROVIDES 2004 FINANCIAL OUTLOOK

BRANCHBURG, N.J., JANUARY 20, 2004 -- LifeCell Corporation (NASDAQ: LIFC), a leader in tissue regeneration through the development and commercialization of biological products for use in reconstructive, urogynecologic and orthopedic surgical procedures, reported preliminary unaudited results for the fourth quarter and year ended December 31, 2003 and provided expected financial performance for 2004.

PRELIMINARY FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2003 RESULTS:

Total revenues for the fourth quarter were $11.1 million as compared to $9.3 million for the fourth quarter of 2002. Product revenues of $10.8 million for the quarter were 21% above the $8.9 million reported for the same period in 2002. The increase in product revenue was primarily due to increased demand for the Company's flagship AlloDerm(R) Regenerative Tissue Matrix product which increased 52% in the quarter. Total revenues for the year ended December 31, 2003 were $40.3 million as compared to $34.4 million in 2002. Product revenues for the year increased 17% to $38.6 million as compared to $32.9 million in 2002.

The Company expects operating income in the range of $2 million to $2.3 million, slightly above its previously communicated full-year 2003 operating income guidance of $2 million. The Company has not completed the preparation of its financial statements for 2003 and additional details with respect to 2003 results of operations are not yet available. The Company plans to release financial results for the fourth quarter and full year 2003 through a press release, conference call and webcast at the end of February.

To date, the Company has not reported significant income tax expense because of available deferred tax assets, primarily consisting of net operating loss ("NOL") and tax credit carryforwards. For financial reporting purposes, these deferred tax assets were fully reserved by a valuation allowance due to uncertainty surrounding the likelihood of their realization. Due to the Company's continued profitability since the fourth quarter of 2001 and a determination that realization of its deferred tax assets was now more likely than not, deferred tax assets of approximately $16 million will be recognized in the fourth quarter of 2003. In conjunction with recording the tax benefit, a corresponding one-time increase to net income of approximately $16 million will be recorded in the fourth quarter of 2003. Commencing in the first quarter of 2004, the Company will report fully-taxed earnings, although it will not be required to pay regular federal and state income taxes until such time as the NOL and tax credit carryforwards are exhausted or expire.


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2004  FINANCIAL  OUTLOOK:

The Company anticipates total revenues in the range of $50 million to $54 million. Product revenues for 2004 are expected to be in the range of $48 million to $52 million, which represents growth between 24% and 35% compared with 2003. The Company indicated that it expects its revenue mix by market to be approximately 68% reconstructive, 19% orthopedic and 13% urogynecology. Paul
G. Thomas, President and Chief Executive Officer, commented, "We anticipate accelerating revenue growth in the reconstructive market in 2004 attributable to the acceptance of AlloDerm(R) as the standard of care for a variety of surgical procedures such as cancer reconstruction and the repair of challenging hernias. The full market launch of AlloCraft(TM)DBM through Stryker Corporation in the first quarter is expected to be a significant contributor to orthopedic revenue growth in 2004." Mr. Thomas added, "We remain committed to investing in research, product development and clinical programs with a focus on leveraging our core tissue matrix technology to unmet medical needs".

Operating income is expected to be in the range of $4.2 million to $4.7 million in 2004. As discussed above, commencing in the first quarter of 2004 the Company will report fully taxed earnings as a result of recognizing the deferred tax assets in the fourth quarter of 2003. Assuming a 40% effective income tax rate, the Company expects to report net income for 2004 in the range of $ 2.5 million to $2.8 million, or between $0.08 and $0.09 per diluted share based on our current outstanding shares.

ABOUT LIFECELL
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LifeCell  is  a  leader  in  tissue  regeneration  through  the  development and commercialization of biological products for use in reconstructive, urogynecologic and orthopedic surgical procedures. The Company's patented tissue processing methods produce a unique regenerative tissue matrix - a complex three dimensional structure that contains proteins, growth factors and vascular channels - that provides a complete template for the regeneration of normal human tissue. LifeCell currently markets a broad range of products:
AlloDerm(R), regenerative tissue matrix for skin grafting for burn and cancer patients and for reconstructive surgical procedures, through LifeCell's direct sales organization and for periodontal surgery through BioHorizons, Inc.; Cymetra(R), a version of AlloDerm in particulate form, through LifeCell's direct sales organization and a co-promotion agreement with OMP, Inc.; Repliform(R), regenerative tissue matrix for urogynecologic procedures, through a marketing agreement with Boston Scientific Corporation; Graft Jacket(TM), regenerative tissue matrix for orthopedic applications, through a distribution agreement with Wright Medical Technology, Inc.; and AlloCraft(TM)DBM, regenerative tissue matrix for bone grafting, through a marketing agreement with Stryker
Corporation. The Company's ongoing product development programs include the application of its tissue matrix technology to vascular and orthopedic tissue repair; investigation of human tissues as carriers for therapeutics; Thrombosol(TM), a formulation for extended storage of platelets and technologies to enhance the storage of red blood cells for transfusion. Visit the LifeCell website at www.lifecell.com.
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This  press release contains preliminary 2003 financial results that are subject to review and finalization in connection with the preparation of the Company's Form 10-K report for the year ended December 31, 2003. This release also contains "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as the Company's outlook for 2004 operating results. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company's reports as filed with the Securities and Exchange Commission.

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